CURTISS-WRIGHT CORPORATION
            1200 Wall Street West, Lyndhurst, New Jersey 07071


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Curtiss-Wright Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders of Curtiss-Wright Corporation, a Delaware corporation, will be held at the Novotel Meadowlands Hotel, One Polito Avenue, Lyndhurst, New Jersey on Friday, May 5, 1995, at 2:00 p.m., for the following purposes:

     (1) To elect six directors, each to hold office until the next Annual Meeting of Stockholders and until his or her successor shall have been elected and shall qualify;

     (2) To consider and act upon a proposal to approve the Corporation's 1995 Long-Term Incentive Plan;

     (3) To appoint independent accountants for the current year, Price Waterhouse having been nominated as such by the Board of Directors; and

     (4) To consider and transact such other business as may properly come before the meeting.

     Only holders of common stock of record at the close of business on March 10, 1995 are entitled to notice of and to vote at the meeting. A list of such holders will be at the offices of the Corporation, 1200 Wall Street West, Lyndhurst, N.J. 07071, during the ten days preceding the meeting date.

     PLEASE FILL IN, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE. Stockholders who plan to attend the meeting in person are nevertheless requested to sign and return their proxies to make certain that their stock will be represented at the meeting should they be prevented unexpectedly from attending.

                              By Order of the Board of Directors,

                                        Dana M. Taylor, Jr.
                                        Secretary

March 13, 1995

                        CURTISS-WRIGHT CORPORATION
            1200 Wall Street West, Lyndhurst, New Jersey 07071

                              PROXY STATEMENT

    This Proxy Statement is furnished by Curtiss-Wright Corporation (hereinafter called the "Corporation" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Proxy Statement and accompanying proxy will be first mailed to stockholders on or about March 17, 1995.

    As of March 10, 1995, the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote at the Annual Meeting 5,059,053 shares of common stock. Each share of stock is entitled to one vote.

    The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors, and to abstain from voting for the appointment of independent accountants or for the Corporation's 1995 Long-Term Incentive Plan if the shareholder chooses to do so. The election of directors requires a plurality of the votes cast while the approval of the appointment of independent accountants and of the Corporation's 1995 Long-Term Incentive Plan both require the affirmative vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the meeting. An abstention will be treated as a negative vote with respect to each matter other than the election of directors as to which the shareholder abstained. As to broker non-votes, if a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    Where a specific designation is given in the proxy with respect to the vote on the election of directors, the appointment of independent accountants, or approval of the Corporation's 1995 Long-Term Incentive Plan, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted in favor of the directors named below, in favor of the appointment of independent accountants, and in favor of the 1995 Long-Term Incentive Plan. Anyone giving a proxy may revoke it at any time before its use at the Meeting by personally appearing at the Meeting and casting a contrary vote, or by giving a later proxy indicating a desire to vote differently than is indicated by his earlier proxy.

                           ELECTION OF DIRECTORS

    At this Annual Meeting six directors are to be elected, each to hold office until the next Annual Meeting of Stockholders and until his or her successor shall have been duly elected and shall qualify. Each nominee has been recommended for election by the Nominating Committee of the Board of Directors and by the Board. In the event that any such nominee should become unavailable for election, the persons named in the proxy may vote for the election of a substitute nominee. However, the Board of Directors has no reason to believe that any of the nominees described below will be unavailable for election.


     Shirley D. Brinsfield, Chairman of the Board of Directors, has decided to retire upon the expiration of his present term, and will not stand for reelection as a director at the Annual Meeting of Stockholders. Mr. Brinsfield has served as a director since 1972. His contribution through the years has been valued and appreciated.



     The following information is provided as of March 10, 1995 with respect to each nominee for election as a director.


                            Business Experience and
                              Principal Occupation
                              For Last Five Years;		        Year
                            Directorships in Public		        First
                          Corporations and Investment		       Elected
 Name                            Companies; Age			       Director
- ----------------  --------------------------------------------         --------
Thomas R. Berner  Partner in Berner & Berner, P.C., attorneys.
                  Age 47.                                                1990

John S. Bull      Former President of Moran Towing & Transpor-
                  tation Co., Incorporated, engaged in marine
                  transportation. Age 84.                                1961

James B. Busey,IV President and chief executive officer of
                  Armed Forces Communications and Electronics
                  Association since September 1992; Director,
                  Mitre Corporation since February 1995;
                  Director, Texas Instruments, Incorporated since July 1992; Deputy Secretary, U.S. Department of Transportation, 1991-June 1992; Administrator, Federal Aviation Administration, 1989-91; retired from U.S. Navy as Admiral in 1989. Age 62.

David Lasky	  President of Curtiss-Wright Corporation since
                  May 1993; formerly Senior Vice President,
                  General Counsel and Secretary of the Corporation.
                  Age 62.		                                 1993

William W. Sihler Professor of Business Administration, Darden
                  Graduate School of Business Administration,
                  University of Virginia.  Age 57.	                 1991

J. McLain Stewart Director, McKinsey & Company, Management
                  Consultants. Age 78.					 1989


     The following table sets forth information concerning the ownership of common stock of the Corporation by each director and nominee, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group, as of March 10, 1995. Except as noted in the first footnote to this table, the shares were owned directly and the owner had the sole voting and investment power in respect thereof. None of those individuals owned any common stock of Unitrin, Inc., Argonaut Group, Inc., or Teledyne, Inc. (For information in respect of the relationship among Unitrin, Inc., Argonaut Group, Inc., Teledyne, Inc. and the Corporation, see pages 18 and 19.)


								     % of
				 Number of Shares		 Outstanding
Name of Beneficial Owner	Beneficially Owned		Common Stock
- ------------------------	------------------		------------
Thomas R. Berner 			485 a				b
John S. Bull				250				b
James B. Busey, IV			  0				b
David Lasky			     36,541 c		                b
Robert E. Mutch			      9,750 d				b
Gerald Nachman			     22,686 e				b
William W. Sihler			200				b
J. McLain Stewart			  0				b
Dana M. Taylor, Jr.		      5,350 f				b
George J. Yohrling		      6,186 g				b
Directors and Executive
 Officers as a group
 (13 persons)			     81,448				1%
==============================================================================



 Note:
======
a Includes 190 shares owned by Nancy Berner, wife of Mr. Berner. Mr. Berner denies that he is the benefical owner of such shares.

b Less than one percent

c Includes right to purchase 12,900 shares through the exercise of stock options.

d Includes right to purchase 6,500 shares through the exercise of stock options.

e Includes right to purchase 6,900 shares through the exercise of stock options.

f Includes right to purchase 3,400 shares through the exercise of stock options.

g Includes right to purchase 3,060 shares through the exercise of stock options.


              OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

   During 1994 the Board of Directors held five meetings. All of the Directors attended at least 75% of the aggregate of all meetings in 1994 of the Board of Directors and Committees on which they served.
   The Audit Committee of the Board of Directors, presently consisting of Messrs. Thomas R. Berner, John S. Bull, and William W. Sihler, met two times during 1994. The Committee's functions include the following: making recommendations to the Board as to the nomination of independent accountants for appointment by the stockholders; reviewing annual financial statements of the Corporation prior to their publication; reviewing the report by the independent accountants concerning the prior year's audit and management's response thereto; and consulting with the independent accountants and management concerning internal accounting controls.
   The Executive Compensation Committee, presently consisting of Messrs. Thomas
R. Berner, John S. Bull and J. McLain Stewart, met three times during 1994. This Committee reviews compensation of elected officers prior to submission to the Board; establishes specific awards to be made to individuals under the Corporation's Incentive Compensation, Stock Option and Restricted Stock Purchase Plans; and reviews the establishment and/or amendment of executive compensation plans, including the Employees' Savings and Investment Plan.
   The Nominating Committee, presently consisting of Messrs. John S. Bull and
J. McLain Stewart, met once in 1994. Its responsibilities include the following: (i) recommending to the Board of Directors nominees for election as Directors; (ii) establishing procedures for identifying candidates for the Board and periodically reviewing potential candidates; and (iii) recommending to the Board criteria for Board membership. Any stockholder may recommend nominees to the Committee for consideration by writing to the Secretary of the Corporation. Such submission should include the full name and address of each proposed nominee, a statement of his or her business experience and qualifications and a written statement from the proposed nominee consenting to his or her nomination and agreeing to serve if elected.

                          INDEPENDENT ACCOUNTANTS

     The Board of Directors has nominated the firm of Price Waterhouse for appointment by the stockholders as independent accountants for the purpose of auditing and reporting upon the financial statements of the Corporation for its fiscal year ending December 31, 1995, subject to the approval of its appointment by stockholders at the Annual Meeting. The firm of Price Waterhouse was engaged on March 19, 1992 and served in this capacity for the Corporation through the fiscal year ended December 31, 1994. The selection of Price Waterhouse to serve as independent accountants of the Corporation was based upon a recommendation by the Audit Committee of the Board of Directors and was approved by the full Board. Representatives of Price Waterhouse are expected to be present at the Annual Meeting of Stockholders to make such statements and answer such questions as are appropriate.
     If the stockholders fail to so appoint Price Waterhouse, the Board of Directors, pursuant to the By-Laws of the Corporation, will appoint other independent accountants to perform such duties for the current fiscal year.
It is not contemplated that such appointment of other independent accountants would be submitted to the stockholders for ratification. The appointment of independent accountants to serve with respect to the year 1996 would be acted upon by the stockholders at their Annual Meeting early in that year.


                          EXECUTIVE COMPENSATION
                Report of Executive Compensation Committee
                         on Executive Compensation

    The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for the administration of the executive compensation program of the Corporation. The Committee is composed of three non-employee Directors, who are not eligible to participate in the Corporation's compensation plans for employees.
    In 1994 the compensation of the executive officers of the Corporation consisted of salary, cash awards under the Modified Incentive Compensation Plan (the "I.C. Plan") of the Corporation, and stock options pursuant to the Corporation's amended 1985 Stock Option Plan. The levels of these compensation elements are arrived at through consideration of a number of objective and subjective factors. Salaries are reviewed by the Committee, generally annually, largely on the basis of individual performance and contributions to the Corporation. The recommendations of the Committee as to salary adjustments are acted upon by the Board. The maximum amount available each year for awards under the I.C. Plan is based solely on a formula tied to the earnings of the Corporation as a whole (i.e., the sum of 12% of the excess over $3,000,000 of consolidated net earnings (after taxes and before deducting such 12% amount) of the Corporation and its subsidiaries for each of the four consecutive years immediately preceding the year in which the current award is to be made, less the aggregate amount of the awards made during the three consecutive years immediately preceding the year in which the current award is to be made).
Stock options are offered to officers and key employees to provide additional motivation to work toward increasing the value of the Corporation.
    In determining Mr. Lasky's salary the Committee took into account specific measures of performance, including operating income, return on net worth, and operating cash flow, both actual and budgeted and forecasted for the Corporation for the first quarter of 1994 as well as for full year 1993.
The Committee also took into consideration various indicators of corporate performance in making an award to Mr. Lasky under the I.C. Plan. In awarding stock options to Mr. Lasky, the Committee considered Mr. Lasky's efforts to implement strategic planning methods to develop and grow the Corporation's business. Also considered were a number of objective financial measures of corporate performance.
    With respect to considering the increase of salaries of its other executive officers the Committee considered each person's years of service and total compensation received. The Committee then considered schedules showing operating income, return on net worth and operating cash flow, actual, budgeted and forecasted, of each of the Corporation's facilities and of the Corporation as a whole. At the same time, the Committee took into account the relationship of the compensation of the Corporation's executive officers to the compensation of individuals occupying comparable positions in other organizations of a similar size and nature, with a view to ensuring that executives are appropriately compensated, properly motivated and, where desirable, are retained in the employment of the Corporation. The Committee also considered factors relating to the performance of the individual officers. In making awards to its executive officers under the I.C. Plan, the Committee took into consideration the individual contributions each made to the success of the Corporation, through personal ability, industry, loyalty and service pursuant to the provisions of the I.C. Plan. The Board in turn has reviewed and approved such awards.


     In awarding stock options to its key employees and executive officers the Committee considered the effect such persons' efforts could have on the growth of the Corporation. In determining the size of such awards, the Committee considered the previously expressed views of its compensation consultant, who had advised that awards of the size granted under the Stock Option Plan were fair and reasonable and consistent with corresponding awards made by other corporations.

                                   John S. Bull, Chairman
                                   Thomas R. Berner
                                   J. McLain Stewart

                        SUMMARY COMPENSATION TABLE
                      ------------------------------
     The following table contains information concerning the five most highly compensated executive officers of the Corporation.

						   Long Term Awards
						----------------------
			 Annual  Compensation	   (f)		(g)          (i)
       (a)		----------------------  Restricted  Securities       All
Name and Principal	(b)	(c)	(d)	  Stock	    Underlying      Other
     Position		Year   Salary5	Bonus6	  Awards7     Options    Compensation8
- ---------------------   ----  -------- --------  --------    ---------   -------------
David Lasky, President  1994  $311,000 $183,500		      7,500       $10,031
			1993  $284,000 $158,500		      5,400       $15,976
			1992  $250,500 $158,500		                  $15,147

Gerald Nachman, 	1994  $264,000 $ 93,250		      3,700       $ 8,252
  1			1993  $253,000 $108,250		      3,200       $13,762
			1992  $241,000 $108,250		                  $13,472

Robert E. Mutch		1994  $180,200 $ 64,000		      3,500       $ 8,629
  2			1993  $171,000 $ 67,000		      3,000       $ 6,721
			1992  $160,500 $ 67,000		                  $10,952

Dana M. Taylor, Jr.,	1994  $162,615 $ 30,000		      1,800       $ 6,666
  3			1993  $154,115 $ 30,000		      1,600       $ 9,234

George J. Yohrling 	1994  $159,600 $ 49,300		      1,710       $ 4,545
  4			1993  $152,000 $ 55,000		      1,350       $ 6,962
			1992  $150,000 $ 55,000		                  $ 6,008

- --------------------------------------------------------------------------------------
Footnote on next Page

Footnote to Preceeding Page

 1  Executive V.P. of Curtiss-Wright Corp; President, Metal Improvement Company

 2  Executive V.P. of Curtiss-Wright Corp.; President, Curtiss-Wright Flight
      Systems, Inc. and Curtiss-Wright Flight Systems/Shelby, Inc.

 3  General Counsel & Secretary

 4  V.P. of Curtiss-Wright Corp.; Sr. V.P., Curtiss-Wright Flight Systems /
      Shelby, Inc.

 5 Includes salaries and amounts deferred under the Corporation's Savings and Investment Plan

 6 Includes portions paid in 1992, 1993 and 1994 of deferred bonus installments awarded in 1992 provided officer satisfied certain conditions, including continued service with the corporation. Messrs. Lasky, Nachman and Mutch received $13,500, $8,250 and $7,000 respectively in each year. Mr Taylor received $5,000 in 1992 and 1993 and $125 in 1994 and Mr Yohrling received $5,000 in 1992 and 1993 and $4,250 in 1994.

7 Mr. Lasky holds 1,200 shares of restricted common stock and Mr. Nachman holds 150 shares which are valued at $43,650 and $5,456, respectively, based upon the closing market price at December 31, 1994. These shares however do not have a current realizable value since they were purchased subject to restrictions against sale, transfer or pledge and are subject to rights of repurchase for various periods of at least three years from the date of grant. Holders of restricted stock receive dividends at the same time and at the same rate as other common stock owners.

8 This consists of the dollar value of insurance premiums paid by the Corporation during the covered fiscal year for term life insurance and contributions by the Corporation which have become vested pursuant to the Corporation's Employees' Savings Plan made to September 1, 1994 at which time the Plan was modified and contibutions were no longer made by the Corporation.



                       OPTIONS GRANTED IN LAST FISCAL YEAR
           PURSUANT TO THE CORPORATION'S AMENDED 1985 STOCK OPTION PLAN

                           % of Total
                             Option                                  Grant
            Shares Covered Granted to  Exercise                      Date
              by Options   Employees     Price                      Present
   Name        Granted 1    in 1994    per Share  Expiration Date    Value 2
- ----------- -------------- ----------  ---------  ----------------  --------
D. Lasky         7,500       14.5%      $36.00     Nov. 15, 2004     $83,925
G. Nachman       3,700        7.1        36.00     Nov. 15, 2004      41,403
R. Mutch         3,500        6.7        36.00     Nov. 15, 2004      39,165
D. Taylor        1,800        3.4        36.00     Nov. 15, 2004      20,142
G. Yohrling      1,710        3.3        36.00     Nov. 15, 2004      19,134


                   AGGREGATED OPTION/EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

     (a)         (b)         (c)              (d)                  (e)
                                      No. of Securities    Value of Unexercised
                                          Underlying           In-the-Money
                                      Unexecised Options          Options
                                      at Fiscal Year-End   at Fiscal Year-End 3

               Shares         $
               Aquired      Value       Exercisable /         Exercisable /
   Name      on Exercise   Realized     Unexercisable         Unexercisable
- -----------  -----------   --------  --------------------  --------------------
D. Lasky          0           0         1,800 / 11,100       $6,408 / $39,516
G. Nachman        0           0         1,067 /  5,834        3,798 /  20,769
R. Mutch          0           0         1,000 /  5,500        3,560 /  19,580
D. Taylor         0           0           533 /  2,866        1,897 /  10,203
G. Yohrling       0           0           450 /  2,610        1,602 /   9,292


Footnotes on next Page

  1 Options were granted with an exercise price of 100% of the market price on the date of grant. The options are exercisable to the extent of one third of the total number of shares covered beginning on the first anniversary of the grant, two thirds from the second anniversary and in full after the third anniversary. The options are not transferrable other than by will or by the laws of descent and distribution. If the optionee terminates his or her employement (other than by reason of retirement) the option expires upon such event.

  2 These values were calculated using the Black-Scholes option pricing model. The Black-scholes model is a complicatd mathematical formula which is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options. This is not true for the Corporation's options granted to executive officers and other Employees. Therefore, the values shown are theoretical and are not intended to reflect the actual values the recipients may eventually realize. Any ultimate value will depend on the market value of the Corporation's stock at a future date. In addition to the stock price at time of grant and the execicse price, which are identical, and the ten-year term of each option, the following assumptions were used to calculate the values shown: expected dividend yield (2.8 precent - the current yield of the Coporation's common shares on the grant date), expected stock price volatility (.1039 - the most recent volatility for the month-end stock prices of the Corporation's common shares for the 12 months of the most recently completed calendar year), and risk-free rate of return (8.0 percent - equal to the yield on a 10 year U.S. Treasury bond on the option grant date).

  3 Calculated by determining the difference between the fair market value of the Common Stock underlying the options on December 31, 1994 ($36.00, the closing price on the New York Stock Exchange Composite Transactions) and the exercise price of the option date.




Termination of Employment
- -------------------------
   Pursuant to a policy designed to retain key employees established by the Corporation's Board of Directors in 1977, the Corporation has agreements with Messrs. Lasky, Nachman, Mutch, Taylor and Yohrling which provide for the payment by the Corporation of severance pay, in the case of involuntary termination of employment other than for cause, in an amount equal to one year's base salary at the time of termination, as well as the continued availability of certain employee benefits, for a period of one year following termination. The agreements provide that such severance pay and benefits also would be made available in the case of voluntary retirement or termination of employment which is the direct result of a change in the terms or conditions of employment, including a reduction in compensation or in job responsibilities. At the option of the employee, said amount of severance pay may be paid over the two year period following such termination, in which case such employee benefits would continue in effect for the same period. Under the agreements, the payment of severance pay, and the availability of benefits, is contingent upon a number of conditions, including the employee's performance of his agreements with respect to providing consulting services and not entering into competition with the Corporation.

Retirement Plan
- ---------------
     The Corporation's Retirement Plan is a tax qualified, defined benefit, trusteed plan. On September 1, 1994 the Corporation amended this plan so as, among other changes, to modify the benefits payable and to make the Plan non-contributory. At the same time, the Retirement Plans of the Corporation's Metal Improvement Company, Inc. and Curtiss-Wright Flight Systems/Shelby Inc. subsidiaries were merged into the Corporation's Retirement Plan.
     Prior to the September 1, 1994 actions, benefits were provided in two parts. Part one benefits were those directly related to total annual compensation (i.e., base salary plus, beginning July 1, 1970, incentive compensation paid to the employee in the prior calendar year) on which employee contributions (of 3% of annual compensation in excess of $3,600) were based. Part two benefits were those related to average annual compensation for the highest five consecutive years in the ten years prior to retirement. The following tables illustrate the estimated aggregate amount of annual benefits which will be payable on retirement at age 65 to an employee in the compensation classification specified, computed on a straight life annuity basis and under various assumptions as to compensation and years of contributory participation in the program, attributable to service prior to September 1, 1994.



                              Part I BENEFIT

   Assumed Annual
Compensation for Period of                    Resultant Annual Benefit
Contributory Participation                   Assuming Participation for
- ---------------------------  --------------------------------------------------
                               15 years  20 years   25 years 30 years  35 years
                             --------  --------- --------- --------  --------
    $150,000                 $22,500    $30,000   $37,500  $45,000   $52,500
     200,000                  30,000     40,000    50,000   60,000    70,000
     250,000                  37,500     50,000    62,500   75,000    87,500
     300,000                  45,000     60,000    75,000   90,000   105,000
     350,000                  52,500     70,000    87,500  105,000   122,500
     400,000                  60,000     80,000   100,000  120,000   140,000
     450,000                  67,500     90,000   112,500  135,000   157,500
     500,000                  75,000    100,000   125,000  150,000   175,000
     550,000                  82,500    110,000   137,500  165,000   192,500
     600,000                  90,000    120,000   150,000  180,000   210,000
     650,000                  97,500    130,000   162,500  195,000   227,500

                              Part II BENEFIT

Assumed Average Annual
 Compensation Highest              Resultant Annual Benefit
 5 Consecutive Years in                    at Age 65
      Last 10 Years                  Assuming 15 or More
  Preceding Retirement                 Years of Service
- -----------------------            ------------------------
     $150,000                                $43,920
      200,000                                 58,920
      250,000                                 73,920
      300,000                                 88,920
      350,000                                103,920
      400,000                                118,920
      450,000                                133,920
      500,000                                148,920
      550,000                                163,920
      600,000                                178,920
      650,000                                193,920

     An employee whose compensation fell within the levels set forth on the above tables would receive the appropriate amounts of both the Part I and Part II Benefits shown above on his retirement by reason of his employment prior to September 1, 1994.


   The Plan as amended on September 1, 1994 provides benefits computed prospectively under a formula which is integrated with social security and which provides for an annual benefit at age 65 equal to 1% of the employee's five-year final average compensation up to the social security covered compensation (currently $25,920) times years of service, plus 1.5% of compensation in excess of covered compensation times years of service. The amended Plan provides that employees are to receive their benefit accrued to September 1, 1994, adjusted for increases in compensation between that date and retirement or other termination, together with the benefit accruing under the new Plan. The amended Plan also provides that an employee age 55 or older on the date of the amendment with five years of contributory service as of August 31, 1994 shall not receive a lesser benefit than he would have received under the Plan as in effect prior to the amendment, adjusted for the value of contributions that would have been made subsequent to September 1, 1994. The following table illustrates the estimated aggregate amount of annual benefits attributable to service on or after September 1, 1994 under the new formula that will be payable on retirement at age 65 to an employee in the compensation classification specified, under various assumptions as to compensation and years of service.

                                    YEARS OF SERVICE
               ----------------------------------------------------------
Compensation      10        15        20        25        30        35
____________   ________  ________  ________  ________  ________  ________
$150,000       $ 21,204  $ 31,806  $ 42,408  $ 53,010  $ 63,612  $ 74,214
 200,000         28,704    43,056    57,408    71,760    86,112   100,464
 250,000         36,204    54,306    72,408    90,510   108,612   126,714
 300,000         43,704    65,556    87,408   109,260   131,112   152,964
 350,000         51,204    76,806   102,408   128,010   153,612   179,214
 400,000         58,704    88,056   117,408   146,760   176,112   205,464
 450,000         66,204    99,306   132,408   165,510   198,612   231,714
 500,000         73,704   110,556   147,408   184,260   221,112   257,964
 550,000         81,204   121,806   162,408   203,010   243,612   284,214

     For all above charts, the current compensation covered by the Retirement Plan is substantially equivalent to the cash compensation reported under the headings entitled "Salary" and "Bonus" on page 7 of this Proxy Statement for the executive officers listed there.

   In addition, a cash balance component was added to the Plan on September 1, 1994 under which during each year of participation in the Plan a participant earns a pay-based credit equal to 3% of his or her compensation. The employee's account balance is credited with interest annually.


     Under the Employee Retirement Income Security Act of 1974 ("ERISA"), a benefit is payable to the spouse of each employee commencing with his death, unless a contrary election has been effectively made by the employee. In practice, many employees do make such election and, as a consequence, the amount actually received on retirement by such employees would be lower than reflected by the above tables. The Internal Revenue Code provides that effective January 1, 1995 the maximum allowable annual benefit under the Retirement Plan is $120,000 (adjusted for each year of employment beyond age 65) and the maximum allowable annual compensation that may be included in the calculation of a benefit under the Retirement Plan is $150,000. These limits are substantially lower than the maximum amounts shown above. Accordingly, the Corporation maintains a Retirement Benefits Restoration Plan (the "Restoration Plan") whereby all participants in the Retirement Plan whose benefits or compensation under the Retirement Plan would exceed the limitations imposed by the Internal Revenue Code will receive a supplemental retirement benefit equal to the excess of the benefit which would have been payable to hem under the Retirement Plan but for said limitations, over the amount payable under the Retirement Plan, given said limitations. Such supplemental benefit is not funded. On September 1, 1994 the Corporation also merged the Retirement Benefits Restoration Plans of the Corporation's Metal Improvement Company and Curtiss-Wright Flight Systems/Shelby, Inc. subsidiaries into the Curtiss-Wright Retirement Benefits Restoration Plan. The amounts set forth in the preceding table include amounts payable pursuant to the Restoration Plan. Benefit amounts listed in the foregoing table are not subject to reduction for any social security benefits to which Plan participants may be entitled. Credited years of service under the Retirement Plan at December 31, 1994 are as follows:
David Lasky, 32 years; Gerald Nachman, 20 years; Robert E. Mutch, 16 years;
 Dana M. Taylor, 21 years; and George Yohrling, 18 years.

                         COMPENSATION OF DIRECTORS
     Currently all Directors who are not also employees of the Corporation receive an annual director's fee of $20,000 except Mr. Brinsfield who receives a retainer of $100,000 per annum, payable in equal quarterly installments, in addition to the regular compensation paid non-employee Directors of the Corporation. Each non-employee Director receives a fee of $900 for every Board and Committee meeting attended. For each Director who is not an employee, the Corporation provides group term life insurance coverage of $50,000.

                             PERFORMANCE GRAPH
     Set forth below is a graph comparing the cumulative total stockholder returns (assuming the reinvestment of dividends) on common stock of the Corporation with such returns of companies listed on the Russell 2000 Index and the S & P Aerospace/Defense Index. The graph assumes $100 invested on January 1, 1990 in stock of the Corporation and the companies on each of these indices.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                ===============================================

     DATE       Curtiss-Wright Corp.     Peer Group      Russell 2000
   --------     --------------------    ------------    --------------
   12/29/89      0.00         100.00       100.00          100.00
   12/31/90    -23.14          76.86       103.65           93.55
   12/31/91      3.44         103.44       125.04          136.63
   12/31/92      8.35         108.35       133.42          161.81
   12/31/93     30.01         130.01       182.99          192.38
   12/30/94     35.19         135.19       193.62          188.87


            PROPOSAL TO APPROVE THE 1995 LONG-TERM INCENTIVE PLAN
  The Company's 1995 Long-Term Incentive Plan (the "Plan") was adopted by the Board of Directors on February 7, 1995. A copy of the Plan is attached hereto as Exhibit A, and the following summary description is qualified in its entirety by reference to the Plan. The purposes of the Plan are to advance the long-term interests of the Company by motivating key employees with the opportunity to obtain an equity interest in the Company, and to attract and retain key employees upon whose judgment the success of the Company largely depends. Under the terms of the Plan, the Executive Compensation Committee of the Board of Directors may grant stock options, stock appreciation rights, limited stock appreciation rights, restricted stock awards, performance shares, and/or performance units to key employees of the Company.
  The Plan will be effective as of May 5, 1995, subject to stockholder approval, and will remain in effect for ten years after the date of shareholder approval. This Plan will replace both the 1985 Stock Option Plan (which expired on February 13, 1995) and the 1989 Restricted Stock Option Plan (which will be terminated by passage of this Plan).


NUMBER OF SHARES
================
  The Plan provides that no more than 500,000 shares of the Company's Common Stock will be available in the aggregate for the grant of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock awards, performance shares, and/or performance units from time to time. The total number of shares available for grant in each year shall be one percent of the shares outstanding at the beginning of that year, although that number may be increased by the number of shares available but unused in prior years, and by the number of shares covered by previously terminated or forfeited awards. No more than 25,000 shares of Common Stock subject to the Plan may be awarded in any year to any participant in the Plan.
  These numbers are subject to adjustment to reflect certain extraordinary distributions of cash or shares of stock and certain stock changes such as stock dividends, stock splits and share exchanges. Shares of Common Stock available for issuance under the Plan may be authorized but unissued treasury shares.

ADMINISTRATION; ELIGIBILITY
===========================
  The Plan will be administered by the Executive Compensation Committee of the Board of Directors of the Company (the "Committee") composed of not less than three directors, each of whom shall be a "disinterested person" as that term is used and defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Members of the Committee will be appointed by and will serve at the pleasure of the Board of Directors. The initial members of Committee are Messrs. Berner, Bull and Stewart. The selection of the participants in the Plan and the extent of the participation of each will be determined by the Committee. Such participants will be employees of the Company and its subsidiaries whose performance, as determined by the Committee, can have an effect on the growth, profitability and success of the Company.

STOCK OPTIONS
=============
  The Committee may grant a participant the option to purchase shares of Common Stock of the Company through incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or options not qualified under Section 422 of the Code ("non-qualified stock options") or a combination of both. Incentive and non-qualified stock options must be granted at not less than 100% of the fair market value of the underlying Common Stock on the date the option is granted, except for up to 25% of the shares which may be granted in the form of non-qualified stock options priced at no less than 50% of the fair market value of the shares of Common Stock on the date of grant. Upon exercise, the option price is to be paid in full in cash, in shares of Common Stock, in such other consideration as the Committee may deem appropriate, or through an arrangement with a broker. Options will be exercisable in whole or in such installments and at such times as may be determined by the Committee, provided that no incentive stock option may be exercisable more than ten years after the date of its grant.


STOCK APPRECIATION RIGHTS
=========================
  The Committee may grant key employees the right to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the date of the agreement granting the stock appreciation right (the "base price") to its date of exercise. These stock appreciation rights may or may not be granted in tandem with stock options.
  Stock appreciation rights granted in tandem with stock options will be exercisable only to the extent the related stock option is exercisable and upon exercise of such a tandem stock appreciation right, the related stock option shall be canceled to the extent of the number of stock appreciation rights exercised and such shares will not thereafter be eligible for grant under the Plan. The base price for a tandem stock appreciation right will be determined by the Committee, but it must not be less than the exercise price of the related stock option.
  Free-standing stock appreciation rights will be exercisable at the time or times determined by the Committee. The base price for a free-standing stock appreciation right will be determined by the Committee, but it must not be less than the fair market value of the Common Stock on the date of the grant of the stock appreciation right.

LIMITED STOCK APPRECIATION RIGHTS
=================================
  The Committee may grant key employees the right to receive a payment in cash equal to the appreciation over the base price by the greater of either the highest price of shares of Common Stock paid in connection with a change in control or the highest price of the shares of Common Stock during the 60 days prior to the change in control. These limited stock appreciation rights may be granted at the time the option or stock appreciation right is granted or at any time thereafter. Limited stock appreciation rights are exercisable in full for a period of seven months following the date of a change in control.
  If limited stock appreciation rights are exercised, any stock options and stock appreciation rights to which they are attached can no longer be exercised. If the stock options or stock appreciation rights are exercised or terminated, the limited stock appreciation rights are simultaneously canceled.

RESTRICTED STOCK AWARDS
=======================
  The Plan permits the Committee to award restricted stock to key employees of the Company (without payment of consideration by the participant) with such terms, conditions, restrictions or limitations as the Committee deems appropriate. While the restrictions are in effect, the Committee may permit a participant the right to vote shares and the right to receive any dividends. Restricted stock awards may be evidenced by stock certificates, book-entry registrations or in such other manner as the Committee determines.

PERFORMANCE SHARES AND PERFORMANCE UNITS
========================================
  The Plan permits the Committee to grant performance shares and performance units to key employees, which will entitle the participant to convert the performance shares or performance units into shares of Common Stock or into cash or into a combination thereof, as determined by the Committee, if pre-determined performance targets or goals are met. Performance goals will include one or more of the following: net earnings, operating income, cash flow, return on equity, return on capital employed, return on assets, and total stockholder return. The Committee will determine the length of the performance period.


  Award payments made in cash rather than by the issuance of shares shall not result in additional shares being available for reissuance under the Plan. No participant shall receive a cash award of more than $500,000 in any plan year.

EMPLOYMENT; TRANSFERABILITY
===========================
  The Committee is authorized under the Plan to adopt policies regarding the entitlement of participants who cease to be employed by the Company because of death, disability, resignation, termination or retirement. These policies may vary depending upon the specific circumstances and the individual involved.
  The rights and interests of a participant under the Plan, including his or her rights under any award issued or granted under the Plan, may not be assigned, sold, encumbered or transferred except by will or the laws of descent and distribution in the event of the death of the participant.

AMENDMENTS
==========
  The Committee may suspend, reinstate and terminate the Plan or any portion thereof at any time. In addition, the Committee may, from time to time, amend the Plan in any manner, but may not without stockholder approval adopt any amendment which would (a) increase the number of shares of Common Stock which may be issued under the Plan (except in the event of certain extraordinary distributions of cash or shares of stock, as described in the Plan), or (b) change the employees or class of employees eligible to participate in the Plan.

FEDERAL INCOME TAX CONSEQUENCES
===============================
  The following is a summary of the Federal income tax treatment of the incentive stock options, non-qualified stock options, stock appreciation rights, limited stock appreciation rights, restricted stock awards, performance shares and performance units that may be granted under the Plan based upon the current provisions of the Code and regulations promulgated thereunder.

  INCENTIVE STOCK OPTIONS. Incentive stock options under the Plan are intended to meet the requirements of Section 422 of the Code. Under this section of the Code, if an option holder acquires stock upon the exercise of an option, no income will result to the option holder and the Company will be allowed no deduction as a result of such exercise if the following conditions are met:
(a) at all times during the period beginning with the date of the grant of the option and ending on the date three months before the date of such exercise, the option holder is an employee of the Company or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the option is exercised. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for the stock will ordinarily be treated as a long-term capital gain, and any loss will ordinarily be treated as a long-term capital loss, in the year of sale. The exercise of an incentive stock option may result in alternative minimum tax liability to the option holder.
  If the option holder fails to comply with the employment or holding period requirements discussed above, he will be treated as having received compensation taxable as ordinary income or having received a capital gain in accordance with the provisions of the Code. If the option holder is treated as having received compensation because of this failure to comply with either condition above, an equivalent deduction from income will be allowed to the Company in the same year.

  NON-QUALIFIED STOCK OPTIONS. An option holder who exercises a non-qualified stock option will generally realize compensation taxable as ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company will be entitled to a deduction from income in the same amount. The option holder's basis in such shares will be the fair market value on the date exercised, and the long-term or short-term capital gain or loss, depending on the holding period of the shares, will be recognized in the year of sale.

  STOCK APPRECIATION RIGHTS. The grant of a stock appreciation right will not result in tax consequences to the Company or to an option holder. An option holder who exercises a stock appreciation right will realize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received on the date of exercise, and the Company will be entitled to a deduction in the same amount.
  If an employee allows a stock appreciation right to expire, otherwise than as a result of exercising the related option, the Internal Revenue Service may contend that the employee will have taxable income in the year of expiration equal to the amount of cash or the fair market value of stock which he would have received if he had exercised his stock appreciation right immediately before it expired. In addition, under Treasury Regulations governing incentive stock options, a stock appreciation right with respect to an incentive stock option must be granted at the same time the incentive stock option is granted in order to ensure that the incentive stock option remains qualified as such.

  LIMITED STOCK APPRECIATION RIGHTS. The grant of a limited stock appreciation right will not result in tax consequences to the Company or to a participant.
A participant who exercises a limited stock appreciation right will realize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received on the date of exercise, and the Company will be entitled to a deduction in the same amount. A participant who does not exercise at the time of a change in control and allows the limited stock appreciation rights to lapse could be taxed as though exercise had occurred at either of those two dates.

  RESTRICTED STOCK AWARDS. Restricted stock awards granted under the Plan will constitute taxable income to the recipient, and a deductible expense to the Company, in the year in which the restrictions lapse unless the participant elects to recognize income in the year the award is made. Unless such an election is made, the amount of the taxable income and corresponding deduction will be equal to the excess of the fair market value of the stock on the date the restrictions lapse over the amount, if any, paid for such stock. The Company is also allowed a compensation deduction for dividends paid to participants (provided they have not elected to recognize income at the time of the award) on restricted stock while the restrictions remain in force.

  PERFORMANCE SHARES AND PERFORMANCE UNITS. Performance shares and performance units awarded under the Plan will not constitute a taxable event to the recipient until such time as the recipient actually receives shares of Common Stock or cash related to such award. The amount of taxable income will be equal to the amount of cash received or the fair market value of stock received at such time. The Company will be entitled to a compensation deduction in the same year.

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED
    The Board of Directors recommends approval of the Plan.


        SECURITY OWNERSHIP AND TRANSACTIONS WITH CERTAIN BENEFICIAL
                                  OWNERS

  The following information is given with respect to the persons who, to the knowledge of the Corporation, own beneficially more than 5% of any class of the voting securities of the Corporation outstanding as of March 10, 1995.

                                                Amount & Nature        Percent
                   Name & Address of             of Beneficial            of
  Title of Class   Beneficial Owner                Ownership            Class
- ----------------   ---------------------------- ------------------    ---------
  Common Stock     Unitrin, Inc.
                   One East Wacker Drive        2,191,200 shares         43.3%
                   Chicago, Illinois 60601          Indirect

  Common Stock     Argonaut Group, Inc.
                   1800 Avenue of the Stars       411,100 shares          8.1%
                   Los Angeles, Cal. 90067          Indirect

  Common Stock     GAMCO Investors, Inc.          540,720 shares        10.69%
                      and                             Direct
                   Gabelli Funds, Inc.            189,900 shares         3.75%
                   Corporate Center at Rye            Direct
                   Rye, NY  10580

  Common Stock     Quest Advisory Corp.           326,400 shares         6.45%
                      and                             Direct
                   Quest Management Co.            21,000 shares         0.42%
                   1414 Ave. of the Americas          Direct
                   New York, NY 10019

  A Schedule 13D dated April 6, 1990 of Unitrin, Inc. ("Unitrin") and two of its subsidiaries reported: (i) ownership by those subsidiaries of the 2,191,200 shares of common stock shown above; (ii) that the stock had been acquired for investment; (iii) that each of the subsidiaries shares with Unitrin voting and dispositive power with respect to the stock owned by that subsidiary and (iv) that Unitrin might be deemed a beneficial owner of this stock. A Teledyne, Inc. ("Teledyne") Schedule 13D amendment dated April 6, 1990 indicated that the Unitrin subsidiaries owning common stock of the Corporation had been Teledyne subsidiaries but that as a result of the spin-off by Teledyne to its stockholders of the outstanding stock of Unitrin, those companies had ceased to be Teledyne subsidiaries, effective March 31, 1990.
The amendment also stated that Teledyne may no longer be deemed to be a beneficial owner of the common stock of the Corporation owned by the Unitrin subsidiaries. According to Teledyne's proxy statement dated March 18, 1994 three of the seven Directors of Unitrin are Directors of Teledyne. The Teledyne proxy statement also indicates that Directors and executive officers of Teledyne own beneficially in the aggregate over 20% of the outstanding common stock of Unitrin.

  A Schedule 13D dated October 9, 1986 of Argonaut Group, Inc. ("Argonaut") and three of its subsidiaries reported: (i) ownership by those subsidiaries of the 411,100 shares of common stock shown above; (ii) that the stock had been acquired for investment; (iii) that each of those subsidiaries shares with Argonaut voting and dispositive power with respect to the stock owned by that subsidiary and (iv) that Argonaut might be deemed a beneficial owner of this stock.

A Teledyne Schedule 13D amendment dated October 9, 1986 also indicated that the Argonaut subsidiaries owning common stock of the Corporation had been Teledyne subsidiaries but that as a result of the spin-off by Teledyne to its stockholders of the outstanding stock of Argonaut, those companies had ceased to be Teledyne subsidiaries, effective September 30, 1986. The amendment also stated that Teledyne may no longer be deemed to be a beneficial owner of the common stock of the Corporation owned by the Argonaut subsidiaries. Teledyne's proxy statement dated March 18, 1994 indicates that four of the five Argonaut Directors are also Directors of Teledyne and that Directors and executive officers of Teledyne beneficially own in the aggregate more than 20% of Argonaut's outstanding common stock. Finally, the Teledyne proxy statement states that three Directors of Unitrin are also Directors of Argonaut.

  Under the circumstances outlined above, Teledyne may be deemed to be in "control" of the Corporation (as the term control is defined in the regulations promulgated pursuant to the Securities Exchange Act of 1934). However, to date no attempt has been made to obtain representation on the Board of Directors of the Corporation, to direct its management or policies or otherwise to exercise "control" over it.

  Since January 1, 1994 the Corporation and its subsidiaries have engaged in various transactions with subsidiaries of Teledyne in the ordinary course of business, each of which was either in an amount of less than $60,000 or was awarded on the basis of competitive bidding.

  In their Schedule 13D as amended through July 22, 1993, GAMCO Investors, Inc. ("GAMCO") and Gabelli Funds, Inc. ("GFI") have reported that (i) they are investment advisers and beneficially own the shares set forth in the above table but have no economic interest in the shares (such interest presumably residing in their investment advisory clients); (ii) the shares were purchased for investment; (iii) GAMCO exercises sole voting and dispositive power over 462,720 shares, and sole dispositive power and no voting power over the balance, and GFI exercises sole voting and sole dispositive power over 189,900 shares; (iv) GAMCO and GFI were formerly wholly-owned subsidiaries of The Gabelli Group, Inc. ("TGGI") which, effective August 31, 1990, merged into GFI, and GAMCO is a wholly-owned subsidiary of GFI; (v) Mario J. Gabelli ("Gabelli") is the majority stockholder, Chairman of the Board and Chief Executive Officer of GFI, the sole director and Chairman and Chief Executive Officer of GAMCO, and Chief Investment Officer of GAMCO and GFI; and (vi) Gabelli is deemed to have beneficial ownership of the shares beneficially owned by GAMCO and GFI but GAMCO and GFI do not admit that they constitute a "group" in respect of the shares.

  A February 10, 1995 amended Schedule 13G filed by Quest and QMC reported that they had increased their beneficial ownership from 240,400 shares to 326,400 shares and from 18,900 shares to 21,000 shares, respectively, of common stock of the Corporation. The amended report stated that Charles M. Royce may be deemed to be a controlling person of Quest and QMC and as such may be deemed to beneficially own the shares of common stock of Curtiss-Wright beneficially owned by Quest and QMC but that he disclaimed beneficial ownership of the shares held by Quest and QMC. The amended report further stated that these shares had been acquired in the ordinary course of business and not for the purposes of control of the Corporation.


          OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

  The Board of Directors does not intend to present for action at this Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting. If any other matter is properly presented for action at the Meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

                         PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Office of the Secretary, Curtiss-Wright Corporation, 1200 Wall Street West, Lyndhurst, New Jersey 07071 no later than November 13, 1995 for inclusion in the Corporation's Proxy Statement and form of proxy relating to that Meeting.

                      PERSONS MAKING THE SOLICITATION

  This solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation will reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the stock of the Corporation.
 In addition, a number of employees, officers and directors of the Corporation (none of whom will receive any compensation therefore in addition to his regular compensation) may solicit proxies. The solicitation will be made by mail and in addition, the telephone, facsimile, telegrams and personal interviews may be utilized.




                                By Order of the Board of Directors


                                Dana M. Taylor, Jr.
                                Secretary


Date:  March 13, 1995
                                     - 20 -